EXHIBIT 5.1


                           WEIL, GOTSHAL & MANGES LLP
                   767 FIFTH AVENUE o NEW YORK, NY 10153-0119
                                 (212) 310-8000
                               FAX: (212) 310-8007




                                October 23, 2007



NextWave Wireless Inc.
12670 High Bluff Drive
San Diego, California 92130
Ladies and Gentlemen:


            We have acted as counsel to NextWave Wireless Inc., a Delaware corporation (the "Company") in connection with the Company's filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, in connection with the registration of 4,265,500 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated December 31, 2006, among the Company, GO Acquisition Corp., a wholly owned subsidiary of the Company, GO Networks, Inc. ("GO Networks") and Nechemia J. Peres, as the stockholder representative. The Shares are being registered for resale by certain former stockholders of GO Networks named as selling stockholders in the Registration Statement.

            In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company;
(iii) the Registration Statement; (iv) the Merger Agreement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon a certificate or comparable document of officers and representatives of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 4,265,500 Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.




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            The opinion expressed herein is limited to the corporate laws of the
State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.



                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP